CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 25, 2005, relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Report to Shareholders of OCM Gold Fund, the sole portfolio of the OCM Mutual Fund (formerly known as PIA Mutual Fund)(hereafter referred to as the “Trust”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
March 28, 2005